Total Shareholder Return Performance Unit Award Program (the “Program”)
Performance Period July 15, 2016 – July, 2019

I.Purpose of the Program
The purpose of the Program is to align AngioDynamics’ executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by comparing the relative Total Shareholder Return (“TSR”) of shares of AngioDynamics’ Common Stock (the “Common Stock”) to the TSR of a pre-defined peer group (the “Peer Group”) of companies over a three-year period beginning on July 15, 2016.

The Program entails the grant of Performance Unit Awards, and the program shall be administered under the AngioDynamics 2004 Stock and Incentive Award Plan, as amended (the “Plan”). Terms not defined in this Program document but defined in the Plan shall have the meaning ascribed to such term in the Plan. The Program is established under section 5.II of the Plan and is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (“Code”).

II.     Eligible Participants
The Program covers members of the Executive Management Team (“EMT”) on the date that awards are granted under the Program as determined and in the amounts established by the Board of Directors (the “Board”).

The Board may review Program eligibility criteria for Participants in the Program from time to time and may revise such criteria at any time, even within a Program year, with or without notice and within its sole discretion.

III.	Performance Share Units
Pursuant to the Plan and this Program, the Board may, in its sole discretion, grant Performance Unit Awards to members of the EMT (the “Grant Date”). Each Performance Unit Award shall specify a target number of shares of Common Stock underlying the Performance Unit Award (the “Target Amount”). Shares of Common Stock underlying the Performance Unit Award granted under the Program (the “Performance Unit Awards”) shall be issued only upon satisfaction of both the performance vesting criteria described in this Section III and the payment eligibility criteria described in Section VII. The applicable performance criteria are based on the TSR of AngioDynamics’ Common Stock relative to the TSR of the common stock of the companies in the Peer Group.
The TSR for AngioDynamics and all other companies in the Peer Group will be measured over a three-year period beginning on July 15, 2016 and ending on the day that is the second trading day following AngioDynamics’ annual earnings announcement for its fiscal year ended May 31, 2019 (the “Performance Period”).

The number of shares of Common Stock that vest under the Performance Unit Award will be in a range of 0% to 200% of the Target Amount of shares of Common Stock pursuant to the Performance Unit Award granted to the Participant based upon AngioDynamics’ TSR percentile ranking relative to the Peer Group as follows:

TSR Performance Percentile Rank	Performance Share Units as a Percent of Target
75th Percentile or above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

If the minimum level of performance set forth above is achieved for the Performance Period, the number of shares of Common Stock vesting under the Performance Unit Award will be calculated linearly between each set of data points.

Following the end of the Performance Period, the Board shall determine the number of shares of Common Stock, based upon the total number of shares of Common Stock underlying the Target amount of the Performance Unit Award, that shall become vested pursuant to AngioDynamics’ relative TRS percentile rank during the Performance Period pursuant to the table set forth above.

The Board shall issue a number of shares of Common Stock underlying the Performance Unit Award to the Participant in accordance with this Program and the applicable grant agreement equal to the number of shares of Common Stock, if any, that vested in the Performance Period.

The Board’s determination regarding the Company’s performance to the performance criteria with respect to the Performance Period shall be final and binding.

Shares of Common Stock will be delivered or otherwise made available to the Participant as soon as practicable (and in all events within sixty (60) days) after the end of the Performance Period. Any shares of Common Stock underlying a Performance Unit Award as to which the performance criteria of this Section III have not been satisfied as of the end of the Performance Period will be forfeited in their entirety.

IV.	Calculation of Total Shareholder Return and Definitions
The TSR for AngioDynamics and each other company in the Peer Group shall include any cash dividends paid during the Performance Period and shall be determined as follows:

Total Shareholder Return for each Performance Cycle =
(Change in Stock Price + Dividends Paid) / Beginning Stock Price

“Beginning Stock Price” with respect to AngioDynamics means the closing price as quoted on the NASDAQ Global Select Market of one share of the Company’s Common Stock on the beginning date of the Performance Period. “Beginning Stock Price” with respect to each other company in the Peer Group means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the two calendar months prior to the beginning of the Performance Period.

“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.

“Dividends Paid” means the total of all cash dividends paid on one (1) share of stock during the Performance Period.

“Ending Stock Price” with respect to AngioDynamics means the closing price as quoted on the NASDAQ Global Select Market of one share of the Company’s Common Stock on the ending date of the Performance Period. “Ending Stock Price” with respect to each other company in the Peer Group means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the last two calendar months of the Performance Period.

Example: If the Beginning Stock Price for a company was $25.00 per share, and the company paid $2.50 in dividends over the Performance Period, and the Ending Stock Price was $30.00 per share (thereby making the Change in Stock Price $5.00 ($30.00 minus $25.00)), then the TSR for that company would be thirty percent (30%). The calculation is as follows: 0.30 = ($5.00 + $2.50) / $25.00

V.	Calculation of Percentile Performance
Following the calculation of the TSR for the Performance Period for AngioDynamics and each other company in the Peer Group, AngioDynamics and the other companies in the Peer Group will be ranked, in order of maximum to minimum, according to their respective TSR for the Performance Period.

After this ranking, the percentile performance of AngioDynamics as compared to the other companies in the Peer Group shall be determined by the following formula:

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of standard scientific rounding conventions.

“N” represents the number of companies in the Peer Group, including AngioDynamics.

“R” represents AngioDynamics’ ranking versus the other companies in the Peer Group.

Example: If AngioDynamics ranked 10th out of 56 companies, the performance (“P”) therefore will be in the 84th percentile.

This calculation is as follows: 0.837 = 1 - (10 - 1) / (56 - 1)

VI.	Peer Group
The companies in the Peer Group can be found in Appendix A attached hereto.

If, during the Performance Period, two companies in the Peer Group merge, the surviving company shall remain in the Peer Group.

If, during the Performance Period, a company in the Peer Group merges with, or is acquired by, a company that is not in the Peer Group, and the company in the Peer Group is the surviving company, then the surviving company shall not be included in the Peer Group.

If, during the Performance Period, a company in the Peer Group merges with, or is acquired by, a company that is not in the Peer Group, and the company in the Peer Group is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the Peer Group.

If, during the Performance Period, a company in the Peer Group sells all or substantially all of its assets, such company shall not be included in the Peer Group.

If, during the Performance Period, a company in the Peer Group splits-off or spins-off or consummates any other extraordinary reorganization transaction, and such spin-off, split-off or reorganization comprises more than 20% of the assets of the company prior to such spin-off, split-off or reorganization, such company shall not be included in the Peer Group.

If, during the Performance Period, a company in the Peer Group files for bankruptcy or otherwise ceases to be traded or quoted on any national exchange, such Company shall remain in the Peer Group. If no public stock price information is available for such company after it files for bankruptcy or otherwise ceases to be traded or quoted on a national securities exchange, the TSR for such company shall equal a total loss of equity (or -100%) during the Performance Period for which no stock price information is available.

The triggering event for determining whether a company shall be excluded from the Peer Group pursuant to this Section VI shall be the first official announcement of an SEC reportable event.

VII.	Payment Eligibility Criteria
Except as set forth below with respect to a Change in Control or termination of employment due to Retirement, death, or Disability, (i) no shares of Common Stock underlying the Performance Unit Award shall issue prior to the end of the Performance Period and (ii) a participant must be employed by the Company (as defined below) through the end of the Performance Period to be eligible to receive shares of Common Stock that have vested under the Performance Unit Award pursuant to Section III of this Program.

Death. If the Participant’s employment with AngioDynamics or its subsidiaries or affiliates is terminated due to death on or after the Grant Date, but prior to the end of the Performance Period, the Performance Unit Award shall remain eligible to vest following the end date of the Performance Period according to the vesting provisions set forth in Section III of this Program and the Participant shall receive a pro-rated portion of the Common Stock underlying the Performance Unit Award that would otherwise vest based upon the provisions set forth in Section III of this Program on the end date of the Performance Period, with the pro-rata portion based on the Participant’s whole months of service with the Company during the Performance Period prior to the date of such termination; provided that a partial month of employment will be considered a whole “month of service” for purposes of this Program only if the Participant was employed by AngioDynamics for at least fifteen (15) days during such month. Any portion of the Performance Unit Award that remains unvested on the end date of the Performance Period (after giving effect to such pro-ration) shall be considered to have terminated on such date. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit granted to the Participant under this Program is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by AngioDynamics, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Retirement or Disability. If the Participant’s employment with AngioDynamics or its subsidiaries or affiliates is terminated due to Retirement or Disability on or after the Grant Date, but prior to the end of the Performance Period, the Performance Unit Award shall remain eligible to vest pursuant to Section III of this Program on the end date of the Performance Period and the Participant shall receive a pro-rated portion of the Common Stock underlying the Performance Unit Award that would otherwise vest pursuant to Section III of this Program based on performance during the Performance Period, with the pro-rata portion based on the Participant’s whole months of service with AngioDynamics during the Performance Period prior to the date of such termination; provided that a partial month of employment will be considered a whole “month of service” for purposes of this Agreement only if the Participant was employed by AngioDynamics for at least fifteen (15) days during such month. Any portion of the Performance Unit Award that remains unvested on the end date of the Performance Period (after giving effect to such pro-ration) shall be considered to have terminated on such date.

Other Termination of Employment -- Eligibility Conditions. If the Participant’s employment with AngioDynamics or any and of its subsidiaries or affiliates is terminated or the Participant separates from AngioDynamics or its affiliates or subsidiaries for any reason other than death, Retirement or Disability, the Performance Unit Award shall terminate and no shares of Common Stock shall be issued.

Change in Control of the Company. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control (as defined in this Program) of AngioDynamics on or after the Grant Date, but prior to the end of the Performance Period and prior to the Participant’s termination of employment for any reason, the Participant shall immediately vest in 100% of the Target Amount of shares of Common Stock subject to the Performance Unit Award. Notwithstanding anything to the contrary in this Agreement, in the event the Participant’s employment with AngioDynamics or any of its subsidiaries or affiliates terminates due to one of the reasons expressly covered above (except as described in “Other Termination of Employment” set forth above) and a Change in Control of AngioDynamics occurs subsequent to such a termination of employment (but during the Performance Period), the pro-rata vesting provided for in such sections shall be based on the Target Amount of shares of Common Stock subject to the Performance Unit Award. Any shares of Common Stock subject to the Performance Unit Award that become vested pursuant to this section of the Program shall be issued to the Participant upon or as soon as practicable (and in all events within thirty (30) days) after the effective date of the Change in Control of AngioDynamics (or, if so provided by the Board, immediately prior to the Change in Control). In the event a Change in Control of AngioDynamics occurs following the last day of the Performance Period, prior to the Participant’s termination of employment for any reason, and prior to the date all vested shares of Common Stock underlying the Performance Unit Award are issued pursuant to this Program, any shares of Common Stock subject to the Performance Unit Award that became vested pursuant to this paragraph of the Program shall be issued to the Participant upon or as soon as practicable (and in all events within thirty (30) days) after the effective date of the Change in Control of AngioDynamics (or, if so provided by the Board, immediately prior to the Change in Control).

For the purposes of this Program, Change in Control shall mean shall mean that any of the following events has occurred:
(i)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)     the following individuals cease for any reason to constitute a majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two consecutive years or less (not including any period prior to the date of this Agreement), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)     there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or
(iv)     the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

VIII.	Termination, Suspension or Modification and Interpretation of the Program
The Board has sole authority over administration and interpretation of the Program and retains the right to exercise discretion as it sees fit, except that, the Board shall have no discretion to increase the number of shares of Common Stock in which a Participant may vest above the amount described in Section III. The Board may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the Program at any time, with or without notice to the Participant. The Board reserves the exclusive right to determine eligibility to participate in this Program and to interpret all applicable terms and conditions, including eligibility criteria.

IX. Other
This document sets forth the terms of the Program and is not intended to be a contract or employment agreement between the Participant and AngioDynamics, its subsidiaries or affiliates. As applicable, it is understood that both the Participant and AngioDynamics have the right to terminate the Participant’s employment with the company at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”

To the extent section 409A of the Code (“Section 409A”) applies to any Performance Unit Award under this Program, the Performance Unit Award shall be interpreted in a manner consistent with Section 409A. Where Section 409A applies, in the case of any payment made on termination of employment, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Where Section 409A applies, in the case of a payment made upon a Change in Control, a Change in Control shall not be deemed to have occurred unless there is a change in the ownership or effective control of AngioDynamics, or in the ownership of a substantial portion of the assets of AngioDynamics, as defined in Section 409A. Where required by Section 409A in the case of a specified employee (as determined under Section 409A), payments on termination shall be made on the first business day of the seventh month following termination.

APPENDIX A

Abaxis Inc.	Integra Lifesciences Holdings Corporation
Abiomed Inc.	Intricon Corporation
Accuray Inc.	Intuitive Surgical, Inc.
AlphaTec Holdings Inc.	Invacare Corporation
Articure, Inc.	Lakeland Industries Inc.
Atrion Corporation	Lemaitre Vascular, Inc.
C.R. Bard, Inc.	Masimo Corporation
Becton, Dickinson & Company	Merit Medical Systems, Inc.
Boston Scientific Corporation	Mine Safety Appliances Company
Cantel Medical Corp.	Natus Medical Incorporated
Conmed Corporation	NuVasive, Inc.
CryoLife, Inc.	NxStage Medical, Inc.
Cutera, Inc.	Resmed Inc.
Cynosure, Inc.	RTI Surgical, Inc.
Dexcom, Inc.	Span-America Medical Systems, Inc.
Digirad Corp	Spectranetics Corporation
Edwards Lifesciences Corporation	St. Jude Medical, Inc.
Endologix, Inc.	Steris Corporation
Exactech, Inc.	Stryker Corporation
Haemonetics Corporation	Teleflex Incorporated
ICU Medical, Inc.	Varian Medical Systems, Inc.
Insulet Corporation	Vascular Solutions, Inc.

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